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                     September 20, 2023

       Robert C. Bohorad
       President and Chief Executive Officer
       Yuengling's Ice Cream Corporation
       One Glenlake Parkway #650
       Atlanta, GA 30328

                                                        Re: Yuengling's Ice
Cream Corporation
                                                            Form 10-K for the
Year Ended October 31, 2022
                                                            Filed February 14,
2023
                                                            File No. 000-55398

       Dear Robert C. Bohorad:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing